UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2010 (May 1, 2010)

PREMIER POWER RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in Charter)

Delaware	333-140637	13-4343369
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(Address of Principal Executive Offices)

(916) 939-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On May 1, 2010, the Registrant entered into a Reseller Agreement with EC America, Inc. and its wholly owned subsidiary, immixGroup, Inc. (together, “immixGroup”).  Under the agreement, the Registrant granted to immixGroup the non-exclusive right to resell certain of the Registrant’s products to immixGroup’s government customers.  There is no minimum quantity that immixGroup is required to order from the Registrant.

The Registrant must pay immixGroup a monthly management fee in the amount of $1,000 per month, and immixGroup will apply 20% of its net margin earned on sales of the Registrant’s products resold under the agreement to offset future months’ fees payable by the Registrant.  Credits earned through the margin can be credited up to 12 months forward from the date of sale.  The monthly fee for the first 6 months of the term of the agreement is waived.

On transactions involving a quote by immixGroup to its government customer and a purchase, task, or delivery order with the Registrant, immixGroup will earn a margin from the Registrant in the form of a discounted cost to immixGroup for the Registrant’s products purchased by immixGroup for such order.  The minimum margin for an order that has a value of less than $1,500,000 is 6% of the sale price. For an order with a value greater than $1,500,000, the minimum margin will be 5%, unless otherwise agreed upon by both parties.

On transactions quoted by a third-party to immixGroup’s government customer and/or followed by a purchase, task, or delivery order with the Registrant, immixGroup will earn a commission from the Registrant at a minimum rate of 3% of the sale price.

The term of the agreement is 12 months, and it will automatically renew on a monthly basis unless terminated.

A copy of the Reseller Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Reseller Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Reseller Agreement.

Item 9.01             Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Exhibit Description

10.1	Reseller Agreement between EC America, Inc., immixGroup, Inc., and Premier Power Renewable Energy, Inc., dated May 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER POWER RENEWABLE ENERGY, INC. (Registrant)

Date: May 25, 2010	By:	/s/ Dean R. Marks
Dean R. Marks Chief Executive Officer and President